Exhibit 10.3

*** Certain information in this exhibit has been excluded because constitutes personal information that, if disclosed, would constitute a clearly unwarranted invasion of privacy.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Consulting Agreement”) is executed as of August 6, 2019 to be effective as of January 1, 2020 (the “Effective Date”), by and between Assembly Biosciences, Inc., a Delaware corporation with its principal place of business at 11711 N. Meridian Street, Suite 301, Carmel, IN 46032 (the “Company”), and Derek A. Small residing at [***] (the “Consultant”).  This Consulting Agreement is being entered into by the parties pursuant to that certain Separation Agreement dated August 6, 2019 (the “Separation Agreement”) and is Exhibit B to such Separation Agreement.  Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Separation Agreement.

WITNESSETH:

WHEREAS, Company desires to engage Consultant to provide certain strategic advisory  services on an independent contractor basis as outlined below, and Consultant wishes to provide such services to Company; and

WHEREAS, Company and Consultant desire to establish and document the terms and conditions of such consulting relationship between them.

NOW, THEREFORE, in consideration of the mutual promises and obligations of the parties set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Appointment of Consultant; Services. Company appoints Consultant and Consultant hereby accepts appointment as consultant to the Company. In this capacity, Consultant shall perform strategic advisory services and other projects as may be requested from time to time by the Chief Executive Officer of the Company, and agreed to by Consultant, including providing an orderly transition of Consultant’s responsibilities to the Chief Executive Officer and President and providing strategic advisory services to the executive officers as requested (the “Services”). Consultant and Company shall work together to delineate the scope of each project and the timeline and deliverables related thereto.  Consultant is expected to work no more than 10 hours per week for the Company, which is less than 20% of his average weekly service level with the Company over the 36 months prior to the end of the Initial Consulting Period.

2.Term; Termination. Upon the Separation Agreement becoming effective, this Consulting Agreement will be effective as of the first day following the Separation Date (as defined in the Separation Agreement) and will continue in effect until the first anniversary of the Effective Date (the “Term”).  This Consulting Agreement may be terminated at any time by either party, with or without Cause (as defined in the 2018 Stock Incentive Plan, as amended), and without prejudice to any right or remedy a party may have due to any failure of the other party to perform their obligations under this Consulting Agreement, upon one hundred eighty (180) days written notice to the other party. The Company may, in addition to any other rights it may have at law or in equity, terminate this Consulting Agreement immediately and without prior notice for Cause or if Consultant is in breach of any material provision of this Consulting Agreement or the Separation Agreement and fails to cure such breach (to the extent capable of being cured) within thirty (30) days after receipt of written notice describing in detail Consultant’s breach.  In the event of a dispute over what constitutes a breach hereunder or a termination for Cause, the parties shall agree to resolve the matter in accordance with Section 15.

ACTIVE/100432784.1

3.Duties of Consultant.  Consultant agrees to faithfully, diligently, competently, and to the best of his ability perform the Services; provided, that Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the Services. Consultant shall use best efforts to perform the Services in a manner satisfactory to the Company.  Without limiting the foregoing, Consultant shall provide Services to Company in accordance with generally accepted professional standards as applied to similar projects performed under similar conditions prevailing in the industry at the time such Services are rendered to the Company. Consultant shall not subcontract any portion of Consultant’s duties or obligations under this Consulting Agreement without the prior written consent of the Company.

4.Services for Others. Subject to the limitations in this Section 4, Consultant will be free to perform consulting services for other persons and entities during the Term. During the Term, Consultant will not directly or indirectly, (i) engage in any business for Consultant’s own account that competes with the Business (as defined below) of Company in any geographical area in which Company does business, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the Business of Company in any geographical area in which Company does business but only to the extent Consultant is being employed or retained to provide services to the competitor in the Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the Business of Company in any geographical area in which Company does business as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Term with Company) between Company and strategic partner, vendor or suppliers of, or consultants to, Company that were engaged in, or were immediate prospects for engaging in, business with Company before my consulting relationship with Company was terminated.  For purposes of this Section 4, “Business” shall mean any business directly or indirectly related to design, development, and marketing of hepatitis B virus, antiviral and/or microbiome therapeutics and technology and any other product or services that the Company may during the Term of this Consulting Agreement be designing, developing and/or marketing and on which Consultant provides Services to during the Term of this Consulting Agreement. Notwithstanding the foregoing, Consultant may, directly or indirectly own, solely as an investment, securities of any person engaged in the Business of Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Consultant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 3% or more of any class of securities of such person. Company agrees and acknowledges that Consultant may provide consulting services to third parties and this provision is not intended to unreasonably restrict Consultant’s ability to engage in such other business activities.

5.Compensation of Consultant.  Subject to approval by the Board of Directors of the Company or the Compensation Committee of the Board of Directors, promptly following the Effective Date of this Agreement, Company shall issue Consultant an award of restricted stock units relating to 125,000 shares of common stock, par value $0.001 per share, of the Company, pursuant to a Restricted Stock Unit Award Agreement, substantially in the form of Exhibit 1 attached hereto (the “Equity Award Agreement”) under the Company’s 2018 Stock Incentive Plan, as may be amended, from time to time which restricted stock unit award shall vest over twelve months following the Effective Date as provided in the Equity Award Agreement and shall settle with respect to vested restricted stock units as provided in the Equity Award Agreement.

6.Expenses.  Consultant shall be reimbursed for any reasonable expenses incurred while performing Services on behalf of Company, including travel (i.e., airfare, meals and lodging), provided such expenses are approved by Company in advance.  All air travel on behalf of Company shall be coach class unless otherwise mutually agreed by the parties.  As a condition to receipt of reimbursement, Consultant shall be required to submit to Company reasonable evidence that the amount involved was expended and related to Services provided under this Consulting Agreement.

7.Independent Contractor Status of Consultant.

(a)Consultant's legal status is an independent contractor of Company.  Nothing in this Consulting Agreement makes Consultant the agent, partner, joint venturer, employee or legal representative of Company for any purpose whatsoever; nor shall Consultant hold himself out as such.  Consultant will have no authority to bind Company in any manner or for any purpose.

(b)Consultant will not be an employee of Company for any purpose, including for purposes of the Fair Labor Standards Act's minimum wage and overtime provisions, nor any other provision of federal, state, or local law applicable to employees. Further, except for the Health Benefits provided in the Separation Agreement, Consultant understands and agrees that he will not be entitled to any employee benefits that may be made available by the Company to its employees, including but not limited to vacation pay, sick leave, retirement benefits, social security, workers' compensation, health or disability benefits, and unemployment insurance benefits.

(c)Consultant acknowledges that he has not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of any compensation due under this Consulting Agreement. Consultant understands that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Consulting Agreement, and Consultant agrees that he is solely responsible for any such tax payments.

8.Representations. Consultant hereby represents and warrants to Company that (a)  Consultant is free to enter into this Consulting Agreement with Company and to perform the Services described herein; (b) the execution of this Consulting Agreement and the performance of the Services by Consultant will not result in the breach of any express or implied, oral or written, contract or agreement, to which Consultant is bound (including, without limitation, any non-competition agreement with a current or prior employer); and (c) the execution of this Consulting Agreement and the performance of the Services will not at any time interfere with or violate any third party rights (including, without limitation, the use, disclosure, misappropriation, or infringement of any confidential information, proprietary rights or intellectual property belonging to any other person or entity).

9.Indemnification. Consultant shall indemnify and hold Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon (i) Consultant’s gross negligence or willful misconduct; and (ii) any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Consulting Agreement.

10.Ownership of Intellectual Property

(a)Consultant will immediately and fully disclose in writing to the Company all intellectual property and other proprietary information, including without limitation,  all inventions, methods, processes, innovations, discoveries, developments, ideas, technologies, computer code and programs, macros, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship, technical materials relating to the business of the Company conceived or developed by the  Consultant during  the Term  (collectively, “Intellectual Property”) whether or not any such Intellectual Property is patentable, copyrightable, or otherwise protectable. Notwithstanding the foregoing, this Consulting Agreement shall not be construed to apply to, and shall not create any assignment of any Intellectual Property of Consultant that Consultant developed entirely on his own time without using the Company's equipment, facilities, confidential or trade secret information, except for Intellectual Property that results from any work performed by the Consultant for the Company.

(b)Consultant does hereby, and will from time to time immediately upon the conception or development of any Intellectual Properly in the course of Consultant's engagement with the Company assign to the Company all of his right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within  the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire,” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire”, then the right, title, and interest in and to such Intellectual Property of Consultant will be assigned to the Company pursuant to the first sentence of this Section 9(b).

(c)Consultant will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after Consultant's engagement with the Company) in order to more fully vest in the Company sole and exclusive right, title, and interest in and to all Intellectual Property. Consultant agrees to cooperate with and provide reasonable assistance to the Company in the preparation of applications for letters patent, copyright, and other forms of protection for Intellectual Property, including but not limited to the execution and delivery of any instruments reasonably requested by the Company (both during and after Consultant's engagement with the Company), in order to protect the Company’s interest in and to all Intellectual Property. If the Company is unable for any reason to secure Consultant's signature on any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Intellectual Property (including renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints the Company and its then current Chief Executive Officer or General Counsel as Consultant's agent and attorney-in-fact to act for and in behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Consultant.

11.Confidential Information.

(a)Consultant acknowledges that during his engagement with Company he will have access to certain highly-sensitive, confidential, and proprietary information belonging  to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company's business (collectively, “Confidential Information”). Consultant acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, including all copies, notes, or other reproductions or replicas thereof: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, licensed, or maintained by the Company; information related to the Company's  inventions,  research,  products, designs, methods, know-how, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company's customers, suppliers, employees, distributors, or investors; the specific terms of the Company's agreements or arrangements, whether oral or written, with any customer, supplier, vendor, collaborator or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company's business which the Company may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)Consultant agrees that he will maintain the confidentiality of the Confidential Information at all times during and for ten years following the Term and will not, directly or indirectly, use or disclose any Confidential Information for any purpose other than to the extent necessary to perform the Services.

(c)Consultant's obligations under this Section 11 will not apply to any information that (i) becomes generally known to the public without any breach of this Consulting Agreement by  Consultant or of any similar agreement  by any other employee or contractor of the Company, (ii)  is disclosed to Consultant by a third party under no obligation of confidentiality to the Company and/or any client of the Company, or (iii) the Consultant is required to disclose by law, provided that Consultant first notifies Company of the existence and terms of such requirement, gives Company a reasonable opportunity to seek a protective order or similar relief to prevent or limit such disclosure, and only discloses that information actually required to be  disclosed.

(d)The foregoing notwithstanding, pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Consulting Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state or local government agency or to discuss the terms and conditions of Consultant’s engagement by the Company to the extent that such disclosure is protected under applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

12.Return of Property. Upon termination of Consultant's engagement with the Company for any reason, or at any time upon request of the Company, Consultant will promptly deliver to the Company all Confidential Information in any form along with all  personal property  belonging to the Company that is in Consultant's possession, custody, or control, including, without limitation, all files, memoranda, designs, correspondence, manuals, programs, data, records, notes, notebooks, reports, papers, equipment, computer software, proposals, or any other files, material, document or possession (whether in hard copy or any electronic format), however obtained, along with any reproductions or  copies.

13.Remedies. Consultant acknowledges and agrees that the breach or threatened breach of Sections 4, 10, 11 and/or 12 of this Consulting Agreement may result in immediate and irreparable injury to Company, which injury may not be subject to redress by monetary damages. Accordingly, Consultant agrees that Company is entitled to enforce this Consulting Agreement by seeking a temporary restraining order, preliminary and permanent injunction and/or any other appropriate equitable relief. Nothing in this Section prohibits the Company from pursuing any other remedies available to it in law or equity, including but not limited to the recovery of monetary damages.

14.Assignment. Due to the personal nature of the Services to be rendered hereunder, Consultant may not assign this Consulting Agreement.  The Company may assign this Consulting Agreement without the consent of Consultant.  Subject to the foregoing, this Consulting Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

15.Governing Law; Venue. This Consulting Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without regard to that body of law known as choice of law. Any litigation arising out of or related to this Consulting Agreement will be brought exclusively in any state or federal court in Indianapolis, Indiana. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Consulting Agreement in any other court.

16.Compliance with Laws

(a)Absence of Debarrment/Exclusion. Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration or comparable foreign equivalent from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992 or comparable foreign law or regulation.  Consultant will immediately notify Company if it becomes aware of any such action being taken or threatened to be taken against Consultant.

(b)Anti-Bribery and Corruption Covenant. Consultant shall not violate any applicable anti-bribery and anti-corruption laws or regulations, including the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, the China anti-bribery and corruptions laws or other local laws applicable to your Services (collectively, the “Anti-Bribery Laws”). Consultant shall not make, directly or indirectly, in connection with this Consulting Agreement or any Services or in connection with any other business transaction related to Company, a payment or gift of, or an offer, promise or authorization to give money or anything of value to any (a) (i) director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent or representative) of any Government Entity (as defined below), or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) political party, political party official or political party employee; (iii) candidate for public or political office; (iv) any royal or ruling family member; or (v) agent or representative of any of those persons listed in subcategories (i) through (iv) (collectively, “Government Official”); (b) person or entity; or (c) other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to a Government Official or another person or entity; for the purpose of: influencing any act or decision of such Government Official or such person or entity in his/her or its official capacity, including a decision to do or omit to do any act in violation of his/her or its lawful duties or proper performance of functions; or inducing such Government Official or such person or entity to use his/her or its influence or position with any Government Entity or other person or entity to influence any act or decision; in order to obtain or retain business for, direct business to, or secure an improper advantage for Company. “Government Entity” means (i) any national, state, regional or local government (including, in each case, any agency, department or subdivision of such government), and any government agency or department; (ii) any political party; (iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) any international organization, such as the United Nations or the World Bank.  Consultant shall when requested by Company from time to time, provide a certification in form and substance satisfactory to Company, signed by Consultant, certifying that Consultant is in compliance with this Section 16(b). A violation of this Section 16(b) shall constitute a material breach of this Consulting Agreement by Consultant.

(c)Insider Trading. Consultant acknowledges that the Company is an issuer with securities registered pursuant to U.S. Securities Act of 1933, as amended and that the disclosure of non-public information regarding the Company or any of its subsidiaries by Consultant or trading in the securities of the Company while in the possession of material nonpublic information is a material breach of the terms of this Consulting Agreement and may subject the Company and/or Consultant to liability.

17.Miscellaneous.

(a)The provisions of Sections 2, 4 and 6-17 will survive the termination of this Consulting Agreement for any reason.

(b)Should any provision of this Consulting Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Consulting Agreement and the application thereof other than those provisions held invalid or unenforceable, shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

(c)No waiver by either party of any breach of this Consulting Agreement shall be construed as a waiver of any succeeding breach of this Consulting Agreement.

(d)This Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Any facsimile, PDF reproduction of original signatures or other electronic transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.

(e)This Consulting Agreement, together with the Separation Agreement and the documents referenced therein, represents  the  entire  and  integrated  agreement  between  the  parties and supersedes all prior negotiations, representations or agreements, either written or oral regarding  the  subject  matter thereof.

(f)This Consulting Agreement may be amended only by a written instrument signed by both Company and Consultant.

[Signature Page Follows]

IN WI'INESS WHEREOF, the parties hereto have executed this Consulting Agreement to be effective as of the Effective Date.

CONSULTANT:	COMPANY:

ASSEMBLY BIOSCIENCES, INC.

/s/ Derek A. Small	By: /s/ William R. Ringo, Jr.
Derek A. Small	William R. Ringo, Jr.
Chairman of the Board

[Signature Page to Consulting Agreement]

EXHIBIT 1

EQUITY AWARD AGREEMENT

(See Attached)

ASSEMBLY BIOSCIENCES, INC.

2018 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

Grant Number

Derek A. Small

[***]

On the first day following the effective date of your Consulting Agreement, in your role as a consultant, you have been granted Restricted Stock Units (“RSUs”) of Assembly Biosciences, Inc. (the “Company”), as follows:

Effective Date:	January 2, 2020[1] or if earlier, the date the Consulting Agreement becomes effective.

Total Number of RSUs Granted:	125,000

Vesting Schedule:

1/12 of the RSUs shall vest on the last day of each month for 12 months; in each case subject to your Continuous Services through each vesting date and otherwise in accordance with the terms and conditions of the Plan (as defined below) and the Restricted Stock Unit Agreement attached hereto. RSUs to vest on any vesting date shall be rounded down to nearest whole number. Monthly installments shall take into effect prior rounding so that each monthly installment including the last installment is approximately the same. On [December 31, 2020,] assuming Continuous Service, the RSUs shall be fully vested. Immediately prior to the occurrence of a Corporate Transaction, all unvested RSUs shall immediately vest. As of the date of your death or Disability, all unvested RSUs shall immediately vest.

Payment Date:

TBD before executing- [Alternative 1: The Company shall deliver, to you one Share (as defined in the Plan) in respect of each vested RSU. Delivery shall be made as soon as practicable following each Vesting Date and in no event later than 30 days following the applicable Vesting Date (the date of delivery, the “Payment Date”).] [Alternative2 : Vested RSUs shall be settled as follows: XXXX RSUs on the first to occur of a Corporate Transaction, your death and [Specify date]; XXXX RSUs on the first to occur of a Corporate Transaction, your death and [Specify Date]; and XXXX RSUs on the first to occur of a Corporate Transaction, your death and [Specify Date] (each such settlement date, a “Payment Date”).  For the avoidance of doubt, upon the occurrence of a Corporate Transaction, all RSUs that have not been settled as of such date shall be settled. The Company shall deliver, to you, one Share (as defined in the Plan) in respect of each vested RSU. Delivery shall be made as soon as practicable following the applicable Payment Date and in no event later than 30 days following the applicable Payment Date.]

[1]	First date following effective date of Consulting Agreement.

By your signature or electronic acceptance of the RSUs and the signature of the Company’s representative below, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Assembly Biosciences, Inc. 2018 Stock Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement, all of which are attached and made a part of this document. Capitalized terms used in this Notice of Restricted Stock Unit Award and not otherwise defined herein shall have the meaning assigned to such term in the Plan.

Dated:  [First day following Effective date of Consulting Agreement]

GRANTEE:	ASSEMBLY BIOSCIENCES, INC.

By:
Derek A. Small	Name:	William R. Ringo, Jr.
	Title:	Chairman of the Board

ASSEMBLY BIOSCIENCES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE 2018 STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) is made and entered into by and between Assembly Biosciences, Inc. (the “Company”) and the individual named in the Restricted Stock Unit Award Notice (the “Grantee”) under the Company’s 2018 Stock Incentive Plan (the “Plan”).  The Award Notice also establishes the Effective Date of the Award, the number of Restricted Stock Units awarded, vesting conditions, and the Payment Date of the Award.

WHEREAS, the Grantee is expected to provide valuable services to the Company;

WHEREAS, the Company considers it desirable and in the best interests of the Company that the Grantee be given an opportunity to acquire a proprietary interest in the Company as an incentive to advance the interests of the Company and to perform future services that will contribute materially to the successful operation of the Company; and

WHEREAS, the Company, acting through the Board of Directors of the Company (the “Board”) or (ii) the Committee appointed by the Board under the Plan (the “Committee”), desires to grant the Grantee a Restricted Stock Unit Award measured in shares of common stock of the Company (the “Common Stock”), in accordance with the Plan.  Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them under the Plan.

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

1.Grant of Restricted Stock Unit Award.  The Company awards the Grantee Restricted Stock Units in a number that is specified in the Award Notice provided to the Grantee.  The Award is subject to the vesting, payment and other provisions of this Award Agreement, the Award Notice and the Plan. Each Restricted Stock Unit represents one (1) Share of Common Stock of the Company. The Company will account for the Restricted Stock Units in a bookkeeping account on the Grantee’s behalf until they become payable or are forfeited. The number of Restricted Stock Units shall be adjusted if the Common Stock is split, combined, if stock dividends are paid on Common Stock, or upon a similar event in the same manner that the Common Stock is adjusted.

2.Dividend Equivalents.  For each Restricted Stock Unit that is granted and credited to the Grantee’s account, the Grantee’s account will also be credited with a Dividend Equivalent Rights in an amount equal to any cash dividends paid by the Company upon one Share of Common Stock after the Effective Date and before the Payment Date (as provided in the Award Notice) for the Restricted Stock Unit, subject to the vesting and other provisions of this Award Agreement and the Award Notice.

3.Vesting.  The Restricted Stock Units (and Dividend Equivalent Rights associated with the Restricted Stock Units) shall be unvested and shall be subject to the restrictions set forth in this Award Agreement and the Award Notice. Unless sooner forfeited in accordance with Section 5, the Restricted Stock Units and Dividend Equivalent Rights associated with the Restricted Stock Unit shall vest as set forth in the Grantee’s Award Notice.

4.Settlement of Vested Restricted Stock Units and Restricted Dividend Equivalents.  If any of the Restricted Stock Units vest on a Vesting Date, the Company shall settle such Restricted Stock Units (the “Vested Restricted Stock Units”) and Dividend Equivalent Rights attributable to such Vested Restricted Stock Units (“Vested Dividend Equivalents”) on the Payment Date established in the Award Notice (the “Payment Date”) by delivering to the Grantee (a)  shares of Common Stock of the Company and (b) cash, determined as follows:

(a)

Number of Shares of Common Stock.  The Company will determine the value as of the Payment Date of the Vested Restricted Stock Units and the Vested Dividend Equivalent Rights (together, the “Total Amount”).  For this purpose, the Vested Dividend Equivalents shall be valued at their original value and shall not be increased or decreased by an interest or earnings factor, and

(b)

Cash.  The remainder resulting from the division in (a) above to determine the number of shares of Common Stock will be the dollar amount of the cash payable to the Grantee, and such amount shall be paid to the Grantee by check.

The Vested Restricted Stock Units and Vested Dividend Equivalents will be settled by the Company within thirty (30) days of the applicable Vesting Date.

5.Forfeiture of Restricted Stock Units (and Dividend Equivalent Rights Attributable to Restricted Stock Units).  In the event of Termination of the Grantee’s Continuous Service from the Company, any Restricted Stock Units and Dividend Equivalent Rights attributable to such Restricted Stock Units that were not already vested on the termination shall be forfeited on that date.

6.Certain Tax Matters.  The Grantee acknowledges that the Grantee understands the federal, state and local income, employment and foreign (if applicable) tax consequences of the Restricted Stock Unit Award, and the issuance, vesting and forfeiture provisions relating to the Restricted Stock Unit Award.

7.Rights Prior to Vesting.  The Restricted Stock Units and Dividend Equivalent Rights represent a right to payment from the Company if the conditions of this Award Agreement are met and do not give the Grantee ownership of any Common Stock prior to delivery as provided in Section 4.  No assets have been set aside by the Company or otherwise to pay the amounts promised by this Award Agreement, the right to payment is unsecured, and the Grantee is a general creditor of the Company for payment under this Award Agreement.

8.Investment Representation.  The Grantee represents and warrants to the Company that the Grantee has read this Award Agreement carefully, and to the extent believed necessary, has discussed this Award Agreement and its impact and limitations upon the Grantee with counsel.

9.Transferability.  The right to payment under this Award Agreement may not be sold, exchanged, transferred, pledged, hypothecated, encumbered or otherwise disposed of except as provided in the Plan.  The Company shall have the right to assign to any of its affiliates any of its rights, or to delegate to any of its affiliates any of its obligations under this Award Agreement.

10.Defined Terms.  The following terms shall have the meanings set forth below:

(a)“Corporate Transaction” has the meaning assigned to such term in the Plan. Notwithstanding the foregoing, a Corporate Transaction shall not be deemed to have occurred unless such transaction also constitutes a “change in the ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code.

11.Section 409A of the Code.

(a)This Award Agreement has been drafted with the intent that payments (and the right to payments) under it are exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder applicable to nonqualified deferred compensation.  This Award Agreement shall be interpreted in a manner consistent with such intent.

(b)The parties agree that this Award Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)The Company makes no representation or warranty and shall have no liability to the Grantee or any other person if any provisions of this Award Agreement or the Award Notice are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.Binding Effect.  This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13.Gender and Number.  All terms used in this Award Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

14.Terms and Conditions of Plan.  The terms and conditions included in the Plan and the Award Notice are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Award Agreement and any term or provision of the Plan as in effect from time to time, such term or provision of the Plan shall control.

15.Certain Remedies.  Without intending to limit the remedies available to the Company, the Grantee agrees that damages at law will be an insufficient remedy in the event the Grantee violates the terms of this Award Agreement.  The Grantee agrees that the Company may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, any of the provisions hereof.

16.Waiver.  The waiver by either party of compliance with any provision of this Award Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

17.No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Award Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.Entire Agreement.  This Award Agreement (including the Award Notice, and the Plan which are incorporated herein by reference and all additional riders incorporated herein) sets forth all of the promises, agreements, conditions and understandings between the parties hereto with respect to the Award, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Restricted Stock Unit Award other than as set forth therein or herein. This Award Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to Restricted Stock Units and Dividend Equivalent Rights. This Award Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to Restricted Stock Units and Dividend Equivalent Rights.  No modification, amendment or waiver of any of the provisions of this Award Agreement shall be effective unless approved in writing by both parties.

17.Invalid or Unenforceable Provision.  The invalidity or unenforceability of any particular provision of this Award Agreement shall not affect the other provisions hereof, and this Award Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

18.Governing Law.  This Award Agreement shall be construed and enforced in accordance with the laws of Delaware, without giving effect to principles of conflicts of laws.

19.Miscellaneous.

(a)Neither the granting or vesting of the Restricted Stock Units and Dividend Equivalent Rights nor any other provision of this Award Agreement shall be construed as conferring upon the Grantee any right to continue in the service of the Company, or as interfering with or restricting in any way the right of the Company to terminate such service at any time.

(b)The Company, the Board (or the Committee) and any employees or agents thereof are relieved from any liability for the non-issuance or non-transfer, or any delay in the issuance or transfer, of any Common Stock which results from the inability of the Company to obtain, or in any delay in obtaining, from each regulatory body having jurisdiction all requisite authority to issue or transfer the Common Stock in satisfaction of this Award Agreement if counsel for the Company deems such authorization necessary for the lawful issuance or transfer of any of the Common Stock.

(c)No Common Stock shall be sold or otherwise disposed of in violation of any federal or state securities law or regulations.

(d)All decisions of the Board (or the Committee) with respect to the interpretation, construction and application of the Plan and/or this Award Agreement shall be conclusive and binding upon the Grantee and all other persons.